EXHIBIT 99.1
For Immediate Release
MERCER INTERNATIONAL INC. REPORTS 2007 THIRD QUARTER RESULTS
     NEW YORK, NY, November 5, 2007 — Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) today reported results for the third quarter of 2007. In 2006, we divested our paper mills and account for this business as discontinued operations and its results are reported separately. As a result, prior year reported amounts have been reclassified to conform to the current presentation. Except as otherwise noted, the following discussion relates to our continuing operations.
     The quarter ended September 30, 2007 was operationally one of our best ever with record pulp production and shipments. In addition, our financial results were solid despite the continued weakening of the U.S. dollar against the Euro and higher fiber costs in the current quarter. High mill efficiencies and only nine days of annual maintenance downtime were the primary drivers of the operational results. Demand for NBSK remained strong throughout the quarter which enabled us to secure price increases in both the European and Asian markets which were partially offset by the impact of the weak U.S. dollar.
Highlights of the 2007 Third Quarter
•	Revenues increased by 12% to €191.1 million from €171.2 million in the comparative quarter of 2006, driven by stronger pulp prices and higher sales volume. Average NBSK list prices in Northern Europe rose to $810 per ADMT in the quarter from $783 per ADMT in the prior quarter and $708 per ADMT in the third quarter of 2006.

•	Our average pulp price realizations increased to €520 per ADMT from €482 in the same quarter of 2006 but were only marginally higher than €518 per ADMT in the prior quarter of 2007 as higher prices were largely offset by a weakening U.S. dollar. During the third quarter, the U.S. dollar was weaker relative to both the Euro and Canadian dollar, falling in value by 2% and 5% respectively compared to the second quarter of 2007 and 7% against each such currency in the comparative period of 2006.

•	On average, fiber prices were approximately 33% higher than in the prior year period but decreased marginally from prior quarter levels.
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Mercer Reports 2007 Third Quarter Results	Page	2
•	Operating EBITDA in the current quarter of €35.8 million was down compared to the comparative quarter in 2006 of €48.2 million as higher sales and productivity along with improved prices were more than offset by higher fiber costs and currency changes. For a definition of Operating EBITDA, see page 5 of this press release, and for a reconciliation of net income from continuing operations to Operating EBITDA, see page 7 of the financial tables included in this press release.

•	Net income from continuing operations was €10.7 million, or €0.30 per basic and €0.26 per diluted share, in the current quarter which included a net loss on our derivatives and foreign currency denominated long-term debt of €1.1 million, compared to net income from continuing operations of €6.1 million, or €0.18 per basic and diluted share, in the same period of 2006 which included a net loss on our derivatives and foreign currency denominated long-term debt of €15.2 million.
President’s Comments
     Mr. Jimmy S.H. Lee, President and Chairman, stated:
•	“We had strong operating performances in the quarter, setting production and sales records. Scheduled maintenance downtime at our Rosenthal mill reduced production by approximately 8,400 ADMTs in the quarter. We have now completed all of our 2007 annual maintenance downtime.

•	Pulp markets continued to show strength in the third quarter of 2007. List prices in the quarter increased by approximately $27 per ADMT in Europe. Demand in the upcoming quarter is currently expected to remain strong as both producer and buyer inventories remain at historically low levels.

•	During the quarter, Stendal concluded a final settlement of substantially all outstanding matters with its contractors under its EPC contract while still maintaining existing warranties as provided by the equipment suppliers. We are happy to conclude this settlement with our contractors which addresses all significant outstanding matters.

•	Prices for residual chips in Germany and British Columbia purchased in the third quarter decreased marginally from second quarter levels. Prices for roundwood, which comprises a major portion of fiber for our Stendal mill, have not declined due to continuing strong demand in northern Germany. As a result, we expect to continue to displace roundwood with residual chips at Stendal in the final quarter of 2007. Overall, we currently expect fiber prices in the fourth quarter to be generally level with third quarter prices but continuing
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Mercer Reports 2007 Third Quarter Results	Page	3
weakness in North American and European lumber markets may put upward pressure on prices in early 2008.

•	We are seeing continued strong demand in all our markets. We expect that this, along with the weakened U.S. dollar, will result in higher pulp prices in the upcoming months.”
     Mr. Lee concluded: “With our mills running at historically high levels, we are well positioned to take advantage of the NBSK price momentum and stabilizing fiber prices for the balance of the year, although further weakness in the U.S. dollar will adversely impact our price realizations and margins.”
Summary Selected Highlights

	Q3	Q2	Q3
	2007	2007	2006
	(in millions of Euro, except where otherwise stated)
Revenues	€191.1	€176.6	€171.2
Operating income from continuing operations	21.5	10.9	34.8
Operating EBITDA(1)	35.8	25.0	48.2
Unrealized (loss) gain on derivative instruments	(5.7)	18.1	(14.5)
Interest expense	18.6	17.6	23.0
Unrealized foreign exchange gain (loss) on debt	4.6	1.3	(0.7)
Net income from continuing operations	10.7	3.3	6.1
Income per share from continuing operations
Basic	€0.30	€0.09	€0.18
Diluted	€0.26	€0.09	€0.18

(1)	For a definition of Operating EBITDA, see page 5 of this press release and for a reconciliation of net income (loss) to Operating EBITDA, see page 7 of the financial tables included in this press release.

	Q3	Q2	Q3
	2007	2007	2006
Pulp Production (‘000 ADMTs)	361.0	326.4	347.2
Pulp Sales (‘000 ADMTs)	363.5	337.0	338.2
NBSK list price in Europe ($/ADMT)	810	783	708
Average pulp price realizations (€/ADMT)	520	518	482
Average Spot Currency Exchange Rates
€ / $(1)	0.7268	0.7416	0.7851
C$ / $(1)	1.0446	1.0981	1.1212
C$ / €(2)	1.4367	1.4810	1.4279

(1)	Average Federal Reserve Bank of New York noon spot rate over the reporting period.

(2)	Average Bank of Canada noon spot rate over the reporting period.
Three Months Ended September 30, 2007 Compared to Three Months Ended September 30, 2006
     Revenues for the three months ended September 30, 2007 increased by 12% to €191.1 million from €171.2 million in the comparative period of 2006, primarily due to higher sales volume and stronger pulp prices, partially offset by a 7% weakening of the U.S. dollar versus the Euro and the Canadian dollar. List prices for NBSK pulp in Europe were approximately €589 ($810) per ADMT in the third quarter of 2007,
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Mercer Reports 2007 Third Quarter Results	Page	4
€579 ($783) per ADMT in the second quarter of 2007 and approximately €556 ($708) per ADMT in the same period last year. Pulp sales volume increased to 363,523 ADMTs in the third quarter of 2007 from 338,201 ADMTs in the comparative period of 2006. Average pulp sales realizations increased to €520 per ADMT on average in the third quarter of 2007 from €482 per ADMT in the third quarter of 2006, primarily as a result of higher pulp prices.
     Cost of sales, general administrative and other expenses in the third quarter of 2007 increased to €169.7 million from €136.5 million in the comparative period of 2006, primarily as a result of higher sales volumes and fiber costs.
     On average, in the current quarter, fiber costs increased by approximately 33% from the comparative period of 2006 and decreased marginally from the second quarter of 2007. Fiber costs at our German pulp mills fell moderately in the current quarter from the second quarter of 2007, primarily as a result of increased availability of storm-felled wood and relatively high levels of sawmill activity. While fiber availability is generally good, the recent deterioration in European lumber prices is expected to keep fiber prices relatively level in the fourth quarter. Fiber costs at our Celgar mill were stable, due to our supply optimization efforts along with the currency impact on the mill’s U.S. sourced fiber. Incremental whole log chipping has been required to offset the lower availability of chips resulting from weak North American lumber markets and resulting lower sawmilling activity.
     For the third quarter of 2007, operating income decreased by approximately 38% to €21.5 million from €34.8 million in the comparative quarter of 2006, as higher pulp prices and improved operating results were more than offset by exchange rates and higher fiber costs.
     Interest expense in the third quarter of 2007 decreased to €18.6 million from €23.0 million in the comparative quarter of 2006, primarily due to a lower level of borrowing by Stendal and the settlement of our cross-currency swaps in the first quarter of 2007.
     During the quarter, Stendal concluded a final settlement of substantially all outstanding matters with its contractors under its EPC contract while still maintaining existing warranties as provided by the equipment suppliers. Pursuant to the settlement, Stendal received approximately €11 million from its contractors, of which €9.1 million was applied to reduce our costs of assets and did not affect our revenues or income.
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Mercer Reports 2007 Third Quarter Results	Page	5
Derivative Instruments, Long-Term Debt and Minority Interest
     We recorded a net unrealized loss of €5.7 million on our outstanding interest rate derivatives at the end of the current quarter as a result of a decline in long-term interest rates, compared to a net loss of €14.5 million on our foreign currency and interest rate derivatives in the same quarter of last year.
     In the current quarter, we recorded an unrealized gain on our foreign currency denominated debt of €4.6 million, compared to losses of €0.7 million in the third quarter of 2006.
     In the third quarter of 2007, minority interest, representing the minority shareholder’s interest in the Stendal mill’s income, was €0.7 million, compared to its €6.0 million share of losses in the same quarter of last year.
Earnings Per Share and Operating EBITDA
     We generated “Operating EBITDA” of €35.8 million and €48.2 million in the three months ended September 30, 2007 and 2006, respectively. Operating EBITDA is defined as operating income (loss) from continuing operations plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of their operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.
     Operating EBITDA does not reflect the impact of a number of items that affect our net income, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income or income from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. For a reconciliation of net income to Operating EBITDA, see page 7 of the financial tables included in this press release.
     We reported net income from continuing operations for the third quarter of 2007 of €10.7 million, or €0.30 per basic and €0.26 per diluted share, which included an aggregate net unrealized loss of €1.1 million on our outstanding derivatives and foreign currency denominated long-term debt. In the third quarter of 2006,
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Mercer Reports 2007 Third Quarter Results	Page	6
we reported net income from continuing operations of €6.1 million, or €0.18 per basic and diluted share, which included a net unrealized loss of €15.2 million on our outstanding derivatives and foreign currency denominated long-term debt.
Earnings Release Call
     In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for Tuesday, November 6, 2007 at 10:00 AM EST. Listeners can access the conference call live and archived through December 6, 2007, over the Internet through a link at the Company’s web site at http://www.mercerint.com/en/newsCurrent.cfm, or at http://www.videonewswire.com/event.asp?id=42599. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software. A replay of this call will be available approximately two hours after the live call ends until November 13, 2007 at 11:59 p.m. (Eastern Standard Time). The replay number is (800) 642-1687 for domestic callers or (706) 645-9291 for international callers, and the passcode is 18699285.
     Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.
     The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market conditions, competition and other risk factors listed from time to time in the Company’s SEC reports.

APPROVED BY:	Financial Dynamics
Jimmy S.H. Lee	Investors: Eric Boyriven, Alexandra Tramont
Chairman & President	Media: Scot Hoffman
(604) 684-1099	(212) 850-5600

David M. Gandossi
Executive Vice-President &
Chief Financial Officer
(604) 684-1099
-FINANCIAL TABLES FOLLOW-
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MERCER INTERNATIONAL INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Euros in thousands)

	September 30,	December 31,
	2007	2006
ASSETS
Current assets
Cash and cash equivalents	€69,441	€69,367
Receivables	97,380	75,022
Note receivable, current portion	5,998	7,798
Inventories	96,791	62,857
Prepaid expenses and other	6,356	4,662
Current assets of discontinued operations	1,537	2,094

Total current assets	277,503	221,800

Long-term assets
Cash, restricted	33,000	57,000
Property, plant and equipment	949,046	972,143
Investments	72	1
Unrealized foreign exchange rate derivative gain	—	5,933
Deferred note issuance and other costs	5,949	6,984
Deferred income tax	18,016	29,989
Note receivable, less current portion	4,239	8,744

	1,010,322	1,080,794

Total assets	€1,287,825	€1,302,594

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	€91,293	€84,173
Debt, current portion	34,023	33,903
Current liabilities of discontinued operations	610	1,926

Total current liabilities	125,926	120,002

Long-term liabilities
Debt, less current portion	822,331	873,928
Unrealized interest rate derivative loss	23,266	41,355
Pension and other post-retirement benefit obligations	19,625	17,954
Capital leases	5,350	6,202
Deferred income tax	16,698	22,911
Other long-term liabilities	3,714	1,441

	890,984	963,791

Total liabilities	1,016,910	1,083,793

Minority interest	—	—
SHAREHOLDERS’ EQUITY
Common shares	202,845	195,642
Additional paid-in capital	134	154
Retained earnings	30,181	15,240
Accumulated other comprehensive income	37,755	7,765

Total shareholders’ equity	270,915	218,801

Total liabilities and shareholders’ equity	€1,287,825	€1,302,594

(1)

MERCER INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Euros in thousands, except for income per share)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues	€191,111	€171,248	€537,245	€463,510

Costs and expenses
Operating costs	149,440	117,186	429,637	358,740
Operating depreciation and amortization	14,284	13,465	42,003	41,790

	27,387	40,597	65,605	62,980
General and administrative expenses	5,930	5,839	19,494	19,891
(Sale) purchase of emission allowances	—	—	(766)	(13,246)

Operating income from continuing operations	21,457	34,758	46,877	56,335

Other income (expense)
Interest expense	(18,599)	(23,041)	(56,308)	(68,769)
Investment income	2,791	1,080	5,986	4,083
Unrealized foreign exchange gain (loss) on debt	4,626	(704)	7,229	11,469
Realized gain (loss) on derivative instruments	—	—	6,820	(5,219)
Unrealized (loss) gain on derivative instruments	(5,696)	(14,473)	12,156	76,251

Total other (expense) income	(16,878)	(37,138)	(24,117)	17,815

Income (loss) before income taxes and minority interest from continuing operations	4,579	(2,380)	22,760	74,150
Income tax benefit (provision) – current	(144)	(302)	(877)	(524)
– deferred	7,013	2,834	(5,959)	(39,864)

Income before minority interest from continuing operations	11,448	152	15,924	33,762
Minority interest	(742)	5,976	(785)	6,874

Net income from continuing operations	10,706	6,128	15,139	40,636
Net (loss) income from discontinued operations	(10)	600	(198)	1,101

Net income	10,696	6,728	14,941	41,737

Retained earnings (deficit), beginning of period	19,485	(12,961)	15,240	(47,970)

Retained earnings (deficit), end of period	€30,181	€(6,233)	€30,181	€(6,233)

Net income per share from continuing operations
Basic	€0.30	€0.18	€0.42	€1.22

Diluted	€0.26	€0.18	€0.40	€1.03

Income per share
Basic	€0.29	€0.20	€0.41	€1.26

Diluted	€0.26	€0.19	€0.39	€1.05

(2)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Balance Sheet
As at September 30, 2007
(Unaudited)
(Euros in thousands)
     The terms of the indenture governing our 9.25% senior unsecured notes requires that we provide the results of operations and financial condition of Mercer International Inc. and our restricted subsidiaries under the indenture, collectively referred to as the “Restricted Group”. As at and during the three and nine months ended September 30, 2007 and 2006, the Restricted Group was comprised of Mercer International Inc., certain holding subsidiaries and our Rosenthal and Celgar mills. The Restricted Group excludes the Stendal mill and up to December 31, 2006 the discontinued paper operations.

	September 30, 2007
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
ASSETS
Current assets
Cash and cash equivalents	€48,993	€20,448	€—	€69,441
Receivables	46,413	50,967	—	97,380
Note receivable, current portion	599	5,399	—	5,998
Inventories	57,161	39,630	—	96,791
Prepaid expenses and other	3,762	2,594	—	6,356
Current assets from discontinued operations	1,537	—	—	1,537

Total current assets	158,465	119,038	—	277,503
Cash, restricted	—	33,000	—	33,000
Property, plant and equipment	395,864	553,182	—	949,046
Other	6,021	—	—	6,021
Deferred income tax	11,233	6,783	—	18,016
Due from unrestricted group	56,561	—	(56,561)	—
Note receivable, less current portion	4,239	—	—	4,239

Total assets	€632,383	€712,003	€(56,561)	€1,287,825

LIABILITIES
Current
Accounts payable and accrued expenses	€46,023	€45,270	€—	€91,293
Debt, current portion	—	34,023	—	34,023
Current liabilities from discontinued operations	610	—	—	610

Total current liabilities	46,633	79,293	—	125,926
Debt, less current portion	280,847	541,484	—	822,331
Due to restricted group	—	56,561	(56,561)	—
Unrealized derivative loss	—	23,266	—	23,266
Capital leases	3,847	1,503	—	5,350
Deferred income tax	4,214	12,484	—	16,698
Other long-term liabilities	23,327	12	—	23,339

Total liabilities	358,868	714,603	(56,561)	1,016,910

SHAREHOLDERS’ EQUITY
Total shareholders’ equity (deficit)	273,515	(2,600)	—	270,915

Total liabilities and shareholders’ equity	€632,383	€712,003	€(56,561)	€1,287,825

(3)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Balance Sheet
As at December 31, 2006
(Unaudited)
(Euros in thousands)

	December 31, 2006
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
ASSETS
Current
Cash and cash equivalents	€39,078	€30,289	€—	€69,367
Receivables	38,662	36,360	—	75,022
Note receivable, current portion	620	7,178	—	7,798
Inventories	41,087	21,770	—	62,857
Prepaid expenses and other	2,352	2,310	—	4,662
Current assets of discontinued operations	—	2,094	—	2,094

Total current assets	121,799	100,001	—	221,800
Cash, restricted	—	57,000	—	57,000
Property, plant and equipment	408,957	563,186	—	972,143
Other	8,155	4,763	—	12,918
Deferred income tax	14,316	15,673	—	29,989
Due from unrestricted group	51,265	—	(51,265)	—
Note receivable, less current portion	5,023	3,721	—	8,744

Total assets	€609,515	€744,344	€(51,265)	€1,302,594

LIABILITIES
Current
Accounts payable and accrued expenses	€46,838	€37,335	€—	€84,173
Debt, current portion	—	33,903	—	33,903
Current liabilities from discontinued operations	—	1,926	—	1,926

Total current liabilities	46,838	73,164	—	120,002
Debt, less current portion	293,781	580,147	—	873,928
Due to restricted group	—	51,265	(51,265)	—
Unrealized derivative loss	—	41,355	—	41,355
Capital leases	2,720	3,482	—	6,202
Deferred income tax	2,832	20,079	—	22,911
Other long-term liabilities	19,395	—	—	19,395

Total liabilities	365,566	769,492	(51,265)	1,083,793

SHAREHOLDERS’ EQUITY
Total shareholders’ equity (deficit)	243,949	(25,148)	—	218,801

Total liabilities and shareholders’ equity	€609,515	€744,344	€(51,265)	€1,302,594

(4)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
For the Three Months Ended September 30, 2007 and 2006
(Unaudited)
(Euros in thousands)

	Three Months Ended September 30, 2007
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues	€106,530	€84,581	€—	€191,111

Operating costs	84,769	64,671	—	149,440
Operating depreciation and amortization	7,419	6,865	—	14,284
General and administrative expenses	3,386	2,544	—	5,930
(Sale) purchase of emission allowances	—	—	—	—

	95,574	74,080	—	169,654

Operating income from continuing operations	10,956	10,501	—	21,457

Other income (expense)
Interest expense	(6,996)	(12,540)	937	(18,599)
Investment income	1,321	2,407	(937)	2,791
Unrealized foreign exchange gain on debt	4,545	81	—	4,626
Derivative financial instruments, net	—	(5,696)	—	(5,696)

Total other expense	(1,130)	(15,748)	—	(16,878)

Income (loss) before income taxes and minority interest from continuing operations	9,826	(5,247)	—	4,579
Income tax benefit (provision) - current	(13)	(131)	—	(144)
- deferred	(770)	7,783	—	7,013

Income before minority interest from continuing operations	9,043	2,405	—	11,448
Minority interest	—	(742)	—	(742)

Net income from continuing operations	9,043	1,663	—	10,706
Net loss from discontinued operations	(10)	—	—	(10)

Net income	€9,033	€1,663	€—	€10,696

	Three Months Ended September 30, 2006
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues	€95,779	€75,469	€—	€171,248

Operating costs	65,595	51,591	—	117,186
Operating depreciation and amortization	6,383	7,082	—	13,465
General and administrative expenses	3,399	2,440	—	5,839
(Sale) purchase of emission allowances	—	—	—	—

	75,377	61,113	—	136,490

Operating income from continuing operations	20,402	14,356	—	34,758

Other income (expense)
Interest expense	(8,160)	(15,776)	895	(23,041)
Investment income	1,142	833	(895)	1,080
Unrealized foreign exchange loss on debt	(704)	—	—	(704)
Derivative financial instruments, net	—	(14,473)	—	(14,473)

Total other expense	(7,722)	(29,416)	—	(37,138)

Income (loss) before income taxes and minority interest from continuing operations	12,680	(15,060)	—	(2,380)
Income tax benefit (provision) - current	(100)	(202)	—	(302)
- deferred	(1,281)	4,115	—	2,834

Income (loss) before minority interest from continuing operations	11,299	(11,147)	—	152
Minority interest	—	5,976	—	5,976

Net income (loss) from continuing operations	11,299	(5,171)	—	6,128
Net income from discontinued operations	—	600	—	600

Net income (loss)	€11,299	€(4,571)	€—	€6,728

(5)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
For the Nine Months Ended September 30, 2007 and 2006
(Unaudited)
(Euros in thousands)

	Nine Months Ended September 30, 2007
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues	€310,770	€226,475	€—	€537,245

Operating costs	249,052	180,585	—	429,637
Operating depreciation and amortization	21,080	20,923	—	42,003
General and administrative expenses	11,551	7,943	—	19,494
(Sale) purchase of emission allowances	(264)	(502)	—	(766)

	281,419	208,949	—	490,368

Operating income from continuing operations	29,351	17,526	—	46,877

Other income (expense)
Interest expense	(21,414)	(37,672)	2,778	(56,308)
Investment income	3,761	5,003	(2,778)	5,986
Unrealized foreign exchange gain on debt	6,808	421	—	7,229
Derivative financial instruments, net	—	18,976	—	18,976

Total other expense	(10,845)	(13,272)	—	(24,117)

Income before income taxes and minority interest from continuing operations	18,506	4,254	—	22,760
Income tax provision - current	(469)	(408)	—	(877)
- deferred	(4,464)	(1,495)	—	(5,959)

Income before minority interest from continuing operations	13,573	2,351	—	15,924
Minority interest	—	(785)	—	(785)

Net income from continuing operations	13,573	1,566	—	15,139
Net loss from discontinued operations	(198)	—	—	(198)

Net income	€13,375	€1,566	€—	€14,941

	Nine Months Ended September 30, 2006
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues	€265,531	€197,979	€—	€463,510

Operating costs	214,873	143,867	—	358,740
Operating depreciation and amortization	20,580	21,210	—	41,790
General and administrative expenses	12,884	7,007	—	19,891
(Sale) purchase of emission allowances	(3,651)	(9,595)	—	(13,246)

	244,686	162,489	—	407,175

Operating income from continuing operations	20,845	35,490	—	56,335

Other income (expense)
Interest expense	(24,602)	(46,822)	2,655	(68,769)
Investment income	3,261	3,477	(2,655)	4,083
Unrealized foreign exchange gain on debt	11,469	—	—	11,469
Derivative financial instruments, net	—	71,032	—	71,032

Total other income (expense)	(9,872)	27,687	—	17,815

Income before income taxes and minority interest from continuing operations	10,973	63,177	—	74,150
Income tax provision - current	(322)	(202)	—	(524)
- deferred	(7,964)	(31,900)	—	(39,864)

Income before minority interest from continuing operations	2,687	31,075	—	33,762
Minority interest	—	6,874	—	6,874

Net income from continuing operations	2,687	37,949	—	40,636
Net income from discontinued operations	—	1,101	—	1,101

Net income	€2,687	€39,050	€—	€41,737

(6)

MERCER INTERNATIONAL INC.
COMPUTATION OF OPERATING EBITDA
For the Three Months and Nine Months Ended September 30, 2007 and 2006
(Unaudited)
(Euros in thousands)

	Three Months Ended
	September 30,
	2007	2006
	(in thousands)
Net income from continuing operations	€10,706	€6,128
Minority interest	742	(5,976)
Income taxes	(6,869)	(2,532)
Interest expense	18,599	23,041
Investment income	(2,791)	(1,080)
Unrealized foreign exchange (gain) loss on debt	(4,626)	704
Derivative financial instruments, net gain	5,696	14,473

Operating income from continuing operations	21,457	34,758
Add: Depreciation and amortization	14,351	13,465

Operating EBITDA(1)	€35,808	€48,223

	Nine Months Ended
	September 30,
	2007	2006
	(in thousands)
Net income from continuing operations	€15,139	€40,636
Minority interest	785	(6,874)
Income taxes	6,836	40,388
Interest expense	56,308	68,769
Investment income	(5,986)	(4,083)
Unrealized foreign exchange gain on debt	(7,229)	(11,469)
Derivative financial instruments, net gain	(18,976)	(71,032)

Operating income from continuing operations	46,877	56,335
Add: Depreciation and amortization	42,197	41,790

Operating EBITDA(1)	€89,074	€98,125

(1)	Operating EBITDA does not reflect the impact of a number of items that affect our net income, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered as an alternative to net income or income from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

(7)

COMPUTATION OF RESTRICTED GROUP OPERATING EBITDA
For the Three Months and Nine Months Ended September 30, 2007 and 2006
(Unaudited)
(Euros in thousands)

	Three Months Ended
	September 30,
	2007	2006
	(in thousands)
Restricted Group
Net income from continuing operations	€9,043	€11,299
Income taxes	783	1,381
Interest expense	6,996	8,160
Investment and other income	(1,321)	(1,142)
Unrealized foreign exchange (gain) loss on debt	(4,545)	704

Operating income from continuing operations	10,956	20,402
Add: Depreciation and amortization	7,486	6,383

Operating EBITDA(1)	€18,442	€26,785

	Nine Months Ended
	September 30,
	2007	2006
	(in thousands)
Restricted Group
Net income from continuing operations	€13,573	€2,687
Income taxes	4,933	8,286
Interest expense	21,414	24,602
Investment and other income	(3,761)	(3,261)
Unrealized foreign exchange gain on debt	(6,808)	(11,469)

Operating income from continuing operations	29,351	20,845
Add: Depreciation and amortization	21,274	20,580

Operating EBITDA(1)	€50,625	€41,425

(1)	Operating EBITDA does not reflect the impact of a number of items that affect net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.
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(8)